Exhibit 99.2

AEGION CORPORATION
August 2, 2017
9:30 a.m. ET

Operator:    Good morning and welcome to Aegion Corporation’s second quarter 2017 earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:    Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investors/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you Ruben, and good morning to everyone joining us on the call today.

As you read in the press release issued yesterday, continued strong orders and resulting backlog in all three Segments were an important Q2 highlight. Earnings in Q2 were also up significantly, compared to prior year, due to strong performance in certain areas of the business. However, we had higher earnings expectations for the quarter and for the first half of the year. I will discuss the actions we are taking to resolve several H1 performance issues and the outlook for the remainder of the year. David will follow with more details on the quarterly results. But first, I want to start with additional color on the strategic initiatives we announced yesterday, that will, combined with actions we are taking to improve performance and a strong backlog, position Aegion to generate financial results in 2018 that are consistent with our three year financial objectives.

If you turn to Slide 3, our strategy is to build a company capable of delivering long-term sustainable organic growth. We have pursued this objective since October of 2014, when we formed the three Segments, exited certain inconsistent international CIPP contracting markets and focused our market-leading capabilities to serve customers in municipal pipeline rehabilitation, midstream oil and gas pipeline maintenance and west coast refinery maintenance services. At the time, we elected to maintain the portion of our portfolio that was focused on the energy market until we understood the longer term outlook for oil and gas prices.

In January of 2016, as a result of our assessment of oil prices remaining lower over the long term, we divested our ownership stake in the pipe coatings operation in Canada and dramatically reduced Energy Services upstream activities in the central valley of California. The decisions we made in January of 2016, although difficult, enhanced our focus on strategic markets and reduced annual costs by approximately $15 million dollars. The recovery of Energy Services, now with a strong focus on the strategic West Coast refinery market, demonstrates our ability to develop disciplined businesses capable of generating stable earnings growth over the long term. Markets are never static, which requires us to routinely review the long-term viability and positioning of our technologies and services in all of our end markets. The strategic actions we announced yesterday are the outcome of this continuous review.

Please turn to Slide 4.

We considered selling the pipe coating and insulation business in Louisiana when we took action in 2016 to reduce our exposure to the upstream market. However, we believed that the value of the large deep water project would have been significantly discounted as part of the sales price because the technology was new and production was unproven. We also wanted time to assess the Gulf of Mexico market as the energy prices recovered to current levels. The project is now substantially complete, has exceeded our financial expectations, and is expected to generate approximately $50 million dollars in net cash -- I'm sorry, $40 million dollars in net cash.

The market opportunities for our pipe coatings and insulations technologies in the Gulf of Mexico have improved since the moratorium was lifted in 2013. We are participating in several bid proposals and continue work testing the new insulation material for another deep water project. However, we’ve also experienced periods of limited project activity, which have negatively impacted our financial results. While we have a good and viable operation, the offshore Gulf of Mexico market for our products is based on larger projects resulting from investments in new pipeline construction by our customers. As a result, the Gulf of Mexico project activity, at current oil and gas prices, is lumpy, creating uneven demand for our coatings and insulation services, which limits our ability to deliver predictable, sustainable growth. These are the reasons for our decision to sell the business.

Tyfo® Fibrwrap® is a unique and versatile technology used in the strengthening and rehabilitation of pressure pipes. We also see a promising market opportunity in the strengthening of buildings, bridges and other civil structures. We believed an investment in sales resources would allow us to drive growth in North America. Over the last 24 months, we have improved our sales efforts and also learned where we can add value to our customers’ rehabilitation projects. As a result of our efforts in the market, there is a growing acceptance of fiber reinforced polymers (FRP) among consulting engineers who specify technology for pipeline rehabilitation and civil structural strengthening.

As FRP technology has become more widely accepted, more contractors have become proficient with installation, which has begun to commoditize the application of the Tyfo® Fibrwrap® system during construction. The FRP scope in this space often results in projects with a material content of less than $200,000. We have elected to not add other lower margin construction scope, such as concrete repair, to our portfolio of structural strengthening services. The resulting smaller scope of work positions us as a subcontractor, increasingly competing with our general contractor customers to execute the application of the Tyfo® Fibrwrap® system. This results in an inability to control our schedules and collect cash in a timely manner when we perform installation. In comparison, the characteristics of the pipe rehabilitation market are very different, as the scope of the projects are typically significantly larger, the material content is higher, the application of the technology is more specialized and Aegion is often positioned as a prime contractor.

We believe the best path forward is to use our expertise in FRP to promote third-party product sales and provide technical engineering support in the civil structural market. To accomplish this, we will exit contracting activity in the civil structural market while remaining focused on pressure pipe contracting, which is consistent with our municipal and industrial pressure pipe rehabilitation strategy. We expect to complete the remaining civil structural construction projects, valued at less than $12 million, early next year.

These two strategic actions are intended to reduce future earnings volatility. There is no change to our three year financial objectives as you can see on Slide 5. Our long range plan assumed no replacement for the deep water project over the next two years. The decision to exit the contract application of Tyfo® Fibrwrap® in the civil structural market means a lower revenue contribution from the $20 million run rate today, but we have the opportunity to recognize higher gross margins through product sales, engineering design and technical support. We also expect to generate more predictable income with a significantly lower break-even point.

Let's shift to the tactical discussion on Slide 6.

As I mentioned in my opening remarks, our plan was to deliver stronger performance in Q2. However, our results fell short, in certain markets, by $7 million dollars on a year-over-year basis. The result was unacceptable to us.

In Australia, labor shortages continued to restrict the number of quality crews we need to execute existing backlog at a high level. The combination of too few crews and lack of experience due to turnover has led to significant execution issues and operating losses. It’s clear our earlier efforts to date to address the market and operating issues have not worked. A more thorough assessment of the market and operations is now underway to determine if there is a structural market issue or if the business can be managed to profitability. We will take appropriate actions based on the outcome of the assessment.

Despite favorable market conditions in Denmark, we have struggled with legacy backlog issues over the last 12 months. For this reason, a new and experienced management team was recently put in place and additional financial controls have been implemented to improve project execution. We continue to be very excited about the market opportunities in Denmark and Sweden as we recently have been low bid on multi-year projects with an annualized value of $8.5 million dollars. We expect better financial performance beginning in Q4, as the improved backlog position becomes workable.

The combination of limited backlog in Denmark and Fyfe North America and the execution issues in Australia impacted Infrastructures Solutions operating results by approximately $2.6 million dollars.

The Corrosion Protection platform would have generated even better Q2 results if not for a continuation of mix issues and performance challenges on several cathodic protection system construction projects in the US midstream pipeline market. The pattern over the last few years has been characterized by periods of inconsistent performance followed by stretches of good execution.

With a favorable U.S. midstream market for pipeline cathodic protection services, we can't afford to miss this opportunity for growth. The favorable US market conditions are evident by our strong backlog at the end of Q2. Our plan to increase share with top accounts is working aided by the rollout of our asset integrity management program to better collect, analyze and process the large quantities of pipeline inspection data we deliver to customers.

To achieve more consistent performance in Corrosion Protection’s U.S. operations, we hired a new general manager in May who has over 20 years of operating experience. We also added strength and depth to the organization with the addition of several key mid-level managers, all with relevant industry experience. The plan is to drive greater consistency in cost estimating and project management to improve execution, increase transparency and drive accountability.

The unfavorable mix of business in the U.S. for cathodic protection services, and write-downs on several large projects, resulted in a $4.3 million dollar negative impact on gross margins compared to Q2 of 2016. Despite a challenging market in Canada, we performed well in 2015 and 2016 as we gained orders for, and executed, several large projects for cathodic protection services. However, our assessment of current conditions has led us to the conclusion that we must now “right size” the cathodic protections services organization in Canada to meet market realities.

Let's turn to Slide 7.

A restructuring program will go into effect during Q3 with anticipated annualized cost reductions of over $15 million dollars inclusive of savings to be realized in Fyfe North America and in our Canadian cathodic protection services organization. As part of the restructuring, we are making significant overhead reductions across the Company. As part of repositioning the Tyfo® Fibrwrap® business in North America, we also will evaluate the long lived assets and goodwill of the business for impairment during Q3.

Unfortunately, we expect to make up only a portion of the first half shortfall to our plan. As a result, we now forecast adjusted earnings per share to be moderately ahead of what we achieved in 2016. Our objective is to successfully complete these corrective actions by the end of 2017 and deliver improved performance in the second half of the year. The management team remains focused on successfully executing our organic growth strategy, delivering strong earnings growth in 2018 and attaining our three year financial targets.

Let's review the outlook for the second half of the year starting with Infrastructure Solutions on Slide 8.

The North American market for municipal CIPP rehabilitation remains favorable as evident by an over 70 percent increase in new orders to $165 million during Q2, as compared to Q2 of 2016, and first half orders of $285 million dollars. The result was record backlog of nearly $300 million dollars as of June 30, 2017. Highlighting the strong new orders in North America were six large contracts, valued at approximately $44 million, for mostly medium to large diameter CIPP rehabilitation of aging pipelines. We’ve also secured several contract awards as part of our effort to invest in underserved regions for our pipeline rehabilitation solutions. These positive indicators set up what we believe will be a strong second half that is expected to result in 2017 being another year of improved revenues and profits from the North American CIPP rehabilitation market.

Backlog outside North America grew significantly because of improving markets in the U.K. and the Netherlands. We have a solid backlog position in Asia-Pacific for Tyfo® Fibrwrap® activity to rehabilitate and strengthen both pressure pipes and civil structures. We expect an improved outlook in the second half of the year for Infrastructure Solutions international business based on scheduled project activity and improved performance in Denmark, despite pending actions to address the challenges in Australia.

With the investments we are making for future growth and actions to address these temporary issues, we believe 2017 revenues for Infrastructure Solutions can grow faster than the low to mid-single digit three year target and we expect operating margins to recover in the second half of the year and to be largely in line with the second half results in 2016.

Let's turn to Corrosion Protection on Slide 9.

I covered the actions we are taking to improve performance for the cathodic protection services business in North America. We are in a good position with sufficient workable backlog in this market. If you exclude the large deep water pipe coating and insulation project, Corrosion Protection’s backlog increased 50 percent to $189 million, compared to June of 2016. This is the largest reported backlog, net of the large Deep Water project, since 2014, which was prior to the collapse of oil prices. Highlighting the growth in backlog are four key projects:

First, we secured two related contracts in the Middle East for onshore and offshore internal pipe weld coatings using our robotics technology. The combined value is approximately $35 million dollars, with over 75 percent related to offshore work planned for 2018 with very attractive gross margins that are consistent with other offshore projects we’ve completed in the region.

Second, we were awarded two contracts in Central and South America, valued at approximately $10 million dollars, for our Tite Liner® pipe linings technology to protect oil and mining pipelines.

Given the very strong results in the first half of 2017, we continue to expect Corrosion Protection to deliver mid-teens revenue growth and mid-single digit operating margins for the full year.

Let's review the second half outlook for Energy Services. We are very pleased with the progress made since the downsizing of our upstream operations in Central California and the Permian Basin as shown on Slide 10. The outlook for the second half of the year remains favorable. Backlog grew 10 percent year-over-year to almost $200 million. There was a pickup in billable hours for day-to-day maintenance work at refineries on the U.S. West Coast as a result of executing several new long-term contracts that started in the second half of last year and in Q1 of 2017. One of our key objectives is to partner with customers in California to help them stay in compliance with California labor laws. We’ve gained valuable experience helping two customers make this transition to date, while retaining our status as the leading third-party provider for maintenance services in west coast refineries.

We plan to participate in more refinery turnaround events this year than in 2016. There are a few turnarounds planned for Q3 and Q4. The early read for 2018 indicates another favorable year for turnaround activity on the West Coast.

The improved performance over the first half of 2017 and a favorable outlook for the second half of the year results in Energy Services remaining on track to achieve double digit revenue growth in 2017 with H2 operating margin improvement over Q4 of 2016.

Our path to deliver sustainable organic growth requires stable and predictable end markets and a continuous effort to improve sales and project execution. We believe the decision to sell our coating and insulation operation in Louisiana and to reposition the Tyfo® Fibrwrap® technology in the market for civil structures will help reduce future earnings volatility. The corrective actions in the areas of the business that have struggled during the first half of this year are expected to result in strong earnings growth in 2018. Our key end markets remain favorable, which is reflected in a strong backlog position entering the second half of 2017. By strengthening the foundation for growth, we remain committed to our long-term strategy and three year financial targets.

I will turn the call over to David for his comments.

David Martin:    Thank you, Chuck, and good morning to everyone joining us today.

Please turn to Slide 11.

We delivered much improved earnings performance in the second quarter of 2017 compared to the second quarter of 2016. The results highlight strong execution of the large deep water coating and insulation project and improved performance in the Energy Services segment. This performance, among others, helped to offset the negative impacts from the market challenges and isolated performance issues Chuck just shared with you.

Let’s first review the results for Infrastructure Solutions on Slide 12.

As expected, revenues declined a little over 1 percent to $148 million as increased activity in Europe mostly offset a temporary reduction in workable backlog for municipal pipeline rehabilitation in North America.

Despite the lower backlog, we had a good quarter in the North American market for CIPP rehabilitation. However, our performance in Q2 2016 was one of the best for this period, which resulted in a $3.3 million decline in gross profit. With that said, strong results in Q1 2017 brought first half performance nearly in line with the performance in the first half of 2016.

The other major impact for Infrastructure Solutions’ Q2 performance related to lower backlog in Denmark and Tyfo® Fibrwrap® in North America, as well as project performance issues in Australia, which in total reduced segment gross profit by $2.6 million and accounted for a significant portion of the decline in gross margins year-over-year. We expect year-over-year growth for the segment in the second half of the year, excluding any restructuring and related charges, because of the stronger backlog position, especially in North America, and the actions we are implementing, from which to build positive momentum across the platform in 2018.

Now, let’s turn to Corrosion Protection on Slide 13.

The strong results not only demonstrated the positive contributions from the deep water project, but also improved performance for Tite Liner® pipe linings and our field pipe weld coating services, which is an encouraging sign given the struggles over the last two years from the decline in oil prices. Revenues increased 35 percent to $128 million, which was ahead of our expectations. Revenue from the deep water project in the quarter was $41 million, and $87 million for the first half of 2017. The strong execution on this project led to performance ahead of our original project plan and an early completion in mid-June for pipe insulation applications.

Gross margins for the segment were boosted significantly by the performance on the project. However, overall gross margins would have been better if not for the continuation of mix issues and performance challenges on several cathodic protection construction projects in the U.S., which negatively impacted Corrosion Protection's gross profit by $4.3 million dollars.

We plan to start work in the third quarter on the two Tite Liner® projects in Central and South America as well as the onshore portion for the robotic internal pipe weld coating activity in the Middle East. The higher margin offshore component is scheduled to begin in early 2018.

As we pursue the sale of the pipe coating and insulation business, the assets will be classified as held for sale. From an income statement perspective, we will continue to account for future financial performance, as normal; however, we are required to suspend depreciation and amortization expense.

Let's move to Energy Services on Slide 14.

The sequential performance improvement since the third quarter of last year demonstrates the progress we’ve made to restore this platform after completing the upstream downsizing in the first half of 2016. We began providing maintenance and other services for the recently secured long-term contracts at new sites during the second quarter, helping to lift our overall margins for the segment. For the first half, our turnaround activity was up nearly double from the first half of 2016. We expect turnarounds in the second half to be slightly better than with the second half of last year and the outlook for early 2018 is shaping up nicely. We are also optimistic about the second half of the year because of the strength in contract backlog and expectations for continued solid execution, strong focus on labor utilization, and our visibility into increased share of wallet with small cap construction projects and turnarounds.

Now, let's turn to cash flow on Slide 15.

The improved performance in the quarter resulted in a $27 million dollar inflow of operating cash, which offset the $26 million dollar outflow in the first quarter and generated more operating cash flow than in the second quarter of 2016. Our cash balance as of June 30, 2017, was $105 million. The cash flow improvement in the quarter came from higher net income, but we also saw some recovery in working capital.

Receivables remain a bit higher than normal as we continue to collect cash during the prime construction season, coupled with remaining receipts expected on the deep water project during the second half of the year, which was approximately $25 million dollars at the end of June. Given the typical pattern for higher cash collections in the back half of the year, we are in a good position to end 2017 with operating cash flow at least two times projected net income and free cash flow at or greater than net income, in line with our objectives.

We continue to execute our share-buyback program, which allows us to repurchase up to $40 million worth of stock in 2017. We’ve spent $19 million for the first six months of the year to repurchase approximately 870,000 shares. We spent an additional $2 million in the first half to re-acquire shares related to our equity compensation programs for employee tax obligations.

Capital expenditures for the first six months of the year are trending below the prior year and our original plan for 2017. At this point, it is reasonable to expect CapEx to end the year below 2016 levels, in the range of $30 to $35 million.

If you turn to Slide 16, I will update the outlook for several financial metrics.

Consolidated adjusted operating expense in the second quarter was just over 16 percent of revenues, which reflects efforts underway to access new markets, fund future innovations and enhance our sales capabilities, which we discussed last quarter. We continue to believe full year adjusted operating expense will be just under 16 percent of consolidated revenues, excluding any savings from restructuring efforts that we are able to realize in the year, which will obviously benefit earnings.

Interest expense in the second quarter was in line with our projection, while I expect full year interest expense to be slightly higher than 2016, due to somewhat higher borrowings on our line of credit and rising interest rates on the portion of borrowings subject to floating rates.

The effective tax rate on adjusted pre-tax income in the quarter was nearly 30 percent, which reflects the greater proportion of pre-tax income from higher tax jurisdictions. I expect the full year effective tax rate to be around the same level, near 30 percent, on an adjusted pre-tax income, and excludes the impact from the restructuring costs and potential impairment charges that will be recorded in the second half.

Finally, the substantial completion of the large deep-water project means non-controlling interests will likely decline to about a million dollars during the remainder of the year, which would result in full year non-controlling interest near $4 million.

Now, I would like to add to what Chuck stated earlier regarding our plans to reduce our cost position across Aegion in the coming period. In light of the two strategic actions we are taking with the divestiture of our pipe coatings and insulation business in Louisiana, along with the exit of non-pressure pipe contracting activities for the Tyfo® Fibrwrap® in North America, we believe it is an imperative to re-examine our cost structure across the Company to ensure we are right-sized. We will complete our plans for further cost reductions during the third quarter. I would expect our actions with respect to this important effort, coupled with the impact of the two strategic actions, should yield annualized cost savings in excess of $15 million dollars, and should be fully realized in 2018.

As we stated in the press release, approximately $9 million of annualized savings has been identified in connection with plans for exiting the non-pipe Tyfo® Fibrwrap® contracting activities in North America and the restructuring of Corrosion Protection’s operations in Canada. We estimate pre-tax cash charges of $9 to $11 million associated with these activities. We currently believe the majority of these charges will be incurred in the second half of 2017. Over the course of the third quarter we will make a final determination with respect to the remaining cost savings and the additional costs to achieve those savings.

As part of the repositioning of the Tyfo® Fibrwrap® business in North America, we also will evaluate the long-lived assets and goodwill of the business for impairment during Q3. As of June 30, 2017, the business had $56 million dollars of long-lived assets and $56 million of goodwill. There is approximately $3 million of annual amortization associated with the long-lived assets. Any reductions in amortization would be additive to the savings we have identified as part of the strategic actions.

Please turn to Slide 17.

In conclusion, while we delivered stronger performance over the first half of 2017, the financial results certainly fell short of our original expectations. The actions to address the isolated market and performance issues are designed to improve execution, lift performance in the second half of this year, and restore earnings growth in 2018. The strategic actions we are taking are consistent with our long-term strategy and strengthens our confidence and commitment we have to achieve our three year financial targets.

Now, I'll turn the call over the operator to begin the Q&A session.

Operator:    Thank you. (Operator Instructions). Our first question comes from Craig Bibb of CJS Securities.

Craig Bibb:    In the quarter, you have kind of this weaker than expected quarter, but really strong order growth. Can you talk about, through the segment, how deep water growth will play out? What's the backlog, revenues over the next year? Are we talking about similar increases in revenues of the new orders that you're seeing year-to-date?

Chuck Gordon:    Okay, so the backlog is obviously mixed. We mentioned the offshore weld coating project as an example, that most of that project -- almost all of that project, will be executed in 2018. Very little of that will be 2017. Certainly the increase in the Tite Liner® projects, we'd expect to execute those this year and maybe a little bit trailing into next year, and finally, the backlog at North America rehab is about 9 months worth of backlog. Now the way that backlog plays out is that it typically, when we put backlog in place, it takes probably 90 days before it really becomes workable. That was one of our challenges in Q2. Although the backlog had improved during Q1, we really didn't have workable backlog in several areas, which has certainly been rectified over the course of the quarter as that backlog became workable, but what you're going to see during the second half of the year is higher revenues, but a significant portion of the backlog also stretches into next year.

We're very happy with the health of our core markets. I think what we're seeing on the West Coast in the maintenance market and the refinery market has been strong. It looks like it's going to be strong going into next year. Certainly we've had tremendous orders in North America for pipe rehabilitation, and also Europe, and then, as we look at cathodic protection services, as we look at North America and the U.S. in particular, the orders have been strong. So we believe the backlog sets us up nicely for the rest of the year, Craig, and it will also provide a good solid position going into next year. Now, a lot of time is going to pass between now and the end of the year. We don't see a slowdown in the markets, but that'll have to play out over the next 5 months. But certainly, we have a lot of market momentum now in terms of orders and backlog.

Craig Bibb:    Okay, and then when you're talking about EPS growth in 2018, is that ex Shell or just, you're going to grow year-over-year?

Chuck Gordon:    It's ex Shell and we'll certainly grow year-over-year.

Craig Bibb:    Okay, and then, David, maybe could you break down the $15 million in annualized savings that you expect?

David Martin:    Sure. So as we look at the two strategic actions, we see about $6 million dollars of annualized savings with respect to the Tyfo® Fibrwrap® contracting exit, several million dollars related to Corrpro Canada, and then the remainder comes from all the other cost reduction initiatives that we're going to enact across the Company.

Craig Bibb:    Okay. I mean, you guys have had a few rounds of overhead and cost takeout. Is there more to get there?

Chuck Gordon:    So, I would answer that question a couple of ways, Craig. The first thing is that when -- the first round that we had in 2014, we really formed the segments and set up the corporation to be able to focus on our key markets, and I think that effort has been successful. We also exited some inconsistent international markets at that point in time. What happened, though, at the end of 2014, as we went into '15, is that oil prices declined by 50 percent, and it really did have a dramatic impact on the portion of the business that faced the energy market. What we've done over the last two years, and continue to do with the Bayou divestiture, is take a hard look at our businesses, take a hard look at our technologies and look at the health of the end markets and make sure that we feel like we've got a good opportunity to generate sustainable results. I don't think we're going to see another fundamental market shift like we saw in the oil markets that have predicated some of the moves that we've made, but we are going to continually look at our businesses and look at our portfolio and make sure that each portion of the portfolio represents a good opportunity to create sustainable long-term organic earnings growth, and we will continue to do that. I think the activity over the last couple years has certainly been impacted by the change in the oil market.

Operator:    Our next question comes from Eric Stine of Craig-Hallum.

Aaron Spychalla:    It's Aaron Sypchalla on for Eric Stine. First, on Bayou, I mean, thanks for the color on kind of walking through the reasoning for divesting it. I mean, you talked about bidding on several projects and some of the testing that's going on. If you guys divest it, is there any ability to participate in some economics going forward, given that it's your proprietary coating technology? And then second, can you just maybe talk about the process there on the sale? I mean, are you starting from like a standing start? or have you already received any indication on that?

Chuck Gordon:    Okay, well, I guess a couple of things. We're early in the process. We are talking to several potential buyers, but we're early in the process. I think from a timing perspective, we would like to see the process conclude by the end of the year, could trail into next year, but I think from a timing perspective, if you think five to six months, that's probably appropriate for this kind of sale. I suspect that the technology will transfer with the business. As we look out, there is a second deep water project that we've done material testing on. We have not included that project in our three year projections for the business. The timing of the project, the size of the project, is still uncertain.

Aaron Spychalla:    Okay, thanks for the color. Then in the Middle East, can you just maybe talk about what the pipeline looks like there, split between maybe onshore and offshore? Then on the margin front, can you just kind of refresh our thinking? I seem to remember the Wasit project being kind of high 30s, maybe low 40s gross margin, you mentioned being similar. Is that the right ballpark?

Chuck Gordon:    Okay, so a couple of different questions there. I'll answer them sequentially. I think we're having a nice year in the Middle East. Our Middle East hub had a more difficult year last year. Wasn't a bad year, but it was more difficult. They've rebounded nicely, and across all the business lines, we've had nice performance this year, year-to-date. The offshore project, the margins that you suggested, I think we've actually seen higher margins than that on the offshore portion of that business and we would expect this project to be consistent with the margins we've seen in the past.

Operator:    Our next question comes from Bobby Burleson of Canaccord.

Robert Burleson:    So one of the things that stood out for me on this so far is just, you guys don't want to miss this opportunity in the U.S. midstream where you see a nice market. So I'm just curious, with some of the managers you'd brought in there at the mid-level, etc., how long do you think it will take before you can see some of these performance improvements that you're trying to implement?

Chuck Gordon:    Sure. So, it became very apparent, I think, as the second quarter progressed, that we had some challenges in the U.S. portion of the cathodic services business. We've put several key hires in place. I would expect that we're going to start seeing improvement almost immediately and that improvement will continue through the end of the year. I certainly would expect by the end of the year that business would be operating in the same range of margins that it operated in last year.

Robert Burleson:    And is this kind of a slow turning ship in terms of the market itself having improved? Is that something that you guys expect that will last for several years so you'll have time to capitalize on that?

Chuck Gordon:    Are you talking specifically about the midstream oil and gas market?

Robert Burleson:    Specifically, yes, midstream.

Chuck Gordon:    Yes, we see a continuing good opportunity in that market, particularly in the U.S. I think the Canadian market is probably going to be stable, but not as strong as the U.S. market, but we see a continuing opportunity to help our customers manage the integrity of their pipelines, and we see that as a solid market going forward in North America overall, but particularly in the U.S. We've had nice order volume this year, year-to-date, in the U.S., we have a strong backlog going into the second half of the year, and related to the opportunity for turning the business around quickly, I mean, the good news is, a lot of the POs and a lot of that backlog works off reasonably quickly. So my expectation would be, we took write-downs of the $4.8 million dollars year-over-year impact to gross margin. I believe we took write-downs on some large cathodic protection system construction projects of about $2.8 million dollars during the quarter, so that's behind us. I think as we go forward, the combination of a good market and a good management team is going to turn that business relatively quickly.

Robert Burleson:    Okay, great. It sounds like you're looking at your long-term involvement in Australia, given some execution problems, but wondering whether or not there are some structural issues there. How long is that assessment going to take? Is that something you guys can figure out quickly?

Chuck Gordon:    Yes, we have a team over there now. We expect to finish that assessment by mid-August, and we're going to make some decisions relative to the future of that business after we understand the content of the assessment. So this would be, to answer your question, we expect to move very quickly.

Operator:    Our next question comes from Noelle Dilts of Stifel.

Noelle Dilts:    Just some housekeeping questions here. First, just give us a better sense, I guess, of the financial impact of some of these restructuring actions and the divestiture you're working on. Can you give us a sense of sort of the revenue impact? And then, I'd be interested particularly with the Louisiana coatings and insulation facility, sort of how, in your three year financial outlook you were incorporating revenue and what you're assuming for profitability

Chuck Gordon:    Okay. Thank you. Probably the best way for me to talk about the revenue portion of that business is that the current business that we have for North American civil structure strengthening has about a $20 million run rate. Now, we would expect to replace some of that with material sales and because of the significant overhead reduction in the new business model, I would also expect gross margins and operating margins to improve significantly versus what we've seen year-to-date this year. The total backlog of the Fyfe business in North America for civil structural and also the backlog that we see for Bayou, if we take out the remaining portion of the Appomattox project, is less than $15 million. So from a revenue perspective, we don't think that -- it's not a huge hit to revenue. As we look forward in our three year projections for the insulation facility -- the coating and insulation facility in Louisiana, we did not forecast another large project and basically, that put that facility in a loss position as we projected it forward.

Noelle Dilts:    Right, okay, and then you talked about suspending the D&A associated with the Bayou facility. What's that expected to run on a quarterly or an annual basis?

David Martin:    Yes, the depreciation annually runs pretty close to a little under $5 million dollars.

Noelle Dilts:    Okay. And then finally, circling back to the cathodic protection business, I mean, I think it sounds like, based on your commentary, you really think that this was a -- very much a project execution issue. I just want to make sure that the bid margins in backlog are pretty solid and in line with your expectations.

Chuck Gordon:    Yes, the way we've priced projects and the way we've approached projects hasn't changed over the last nine months, Noelle, and I want to be clear, we had an execution issue in the U.S. In Canada, that business continued to execute pretty well. The issues in Canada are really market driven. We were fortunate up there in '15 and '16 to have some large projects that allowed us to carry our organization. As those projects have finished now and we realized that we need to right-size the organization for the market realities in Canada, but Canada hasn't had execution issues. The margins have gotten a little bit tighter up there certainly as the market has slowed down, but our issues in the U.S. are execution related. We do not think that we have issues with pricing in the backlog in the U.S.

Noelle Dilts:    Okay, great. And last question for me. Energy Services, obviously, nice year-over-year profitability improvement. Margins were maybe a little bit below what I was forecasting. Is this level that we saw in the second quarter the right way to think about the margin profile as we move into the back half of the year?

Chuck Gordon:    It is, it is. I think what we saw in Q2 was a pretty solid quarter for the business. The margins were where we thought they would be, and we expect that margins in the second half of the year will be better than the margin that we experienced in Q4 of last year. If you remember Q4 last year, we started to see the business come out of the restructuring and really show us what it could do, and we expect the margins in the second half to be above the margin that we saw in Q4 last year.

Operator:    (Operator Instructions) We have a question from Brent Thielman of D.A. Davidson.

Brent Thielman:    Yes, and maybe back on the Corrosion Protection operations in Canada, you talked about kind of some of the challenges in the market there. I'm just curious kind of why you still view these as strategically important assets right now.

Chuck Gordon:    Well, we see a nice opportunity across North America to help our midstream customers manage their pripeline integrity and we think long term it's a good market. We think long term it's a growing market, and we're going to continue to have a strategic focus on that and really enhance our ability to provide predictive analysis for our customers to help them understand the integrity of their pipelines, but the market in the U.S. has been a little bit slower -- I'm sorry, the market in Canada has been a little bit slower, but the market in the U.S. is strong and we consider the combination of the North American market to be good, okay?

Brent Thielman:    Okay. And then Infrastructure Solutions, I think you talked about some larger awards in Denmark and maybe even some of your other international locations. I guess, is that under new management? How do we kind of get comfortable with the execution going forward with some of the new work?

Chuck Gordon:    So, we've put together over the last year -- first of all, we've always had a core operating expertise in the Netherlands, and we've got a good team there. They are proven, and what we did was we expanded the overall operation when we bought Energy -- I'm sorry, Environmental Techniques, and that business also brought nice operating acumen with it as part of the acquisition. We feel good about our ability to bring Denmark along from an operation standpoint. What happened, there wasn't busted projects -- what happened was that we had a backlog that was made up of some projects that were very labor intensive that we had to work our way through before we really wanted to take on more larger projects and we've worked our way through much of that backlog now. It opens the way for that business to start bringing additional larger projects, which we won in Q2, and expect to book early in Q3, but I don't think we'll have significant operating issues as we go forward in Denmark, and in fact, I think I said in the call at the end of Q1 that we expected Europe to start improving at the end of Q4. Based on where we're at now, we've moved that up and we expect to see nice improvement beginning Q4 for that business. So I think the market's healthy. I think we've got the right team in place. We certainly have the experience over there. If we need to send some folks over from the U.S. to support them for a while as they start some of these larger projects, we'll certainly do that, but I think we've got the team in place in Europe now to execute, and I'm excited to watch them as they go forward.

Brent Thielman:    Okay. And then maybe one more. The second half look is robust for kind of new order activity in North America for Infrastructure Solutions. I'm just curious how the pipeline looks. You obviously had a very good first half.

Chuck Gordon:    The pipeline looks good. We had a tremendous first half, and so I don't expect the second half to be as strong as the first half. I would be remiss, I think, typically what we see is more than 50 percent of the market opportunity happens in the first half of the year. I expect that'll happen this year also. But we see a solid market as we go forward. It's not going to be as strong as H1 was, but we certainly don't see anything on the horizon that clouds the picture for North America CIPP.

Brent Thielman:    Great. And, I guess, one more just on that. I mean, is the market growing at this pace, or do you feel like you're taking some share there?

Chuck Gordon:    The market certainly grew in H1 over what H1was last year. We also expanded share moderately, and we're pretty careful with share. What I can tell you is that the booked gross margins for the orders that we gained in H1 were pretty consistent with what we had a year ago. They were slightly -- the booked gross margin on the construction side was down slightly, but not very much. So the market grew, we grew our share moderately and you can see the result of the combination of those two things.

Operator:    (Operator Instructions) We do have a question from James Maxwell of Tocqueville.

James Maxwell:    I think the three-year plan for operating margins in Infrastructure Solutions was more for 10 percent to 11 percent, and I'm just sort of wondering, from your 5 percent that you've guided to this year, how will you double the margin?

Chuck Gordon:    Go ahead, Dave.

David Martin:    No, obviously, last year, we had margins that were just under 10%, and what we've guided to is that it's going to be certainly south of that. The first half of the year was more challenging, but we expect margins in the second half to return to fairly close to the levels that we had in the second half last year. So that would mean that -- and we're going to certainly see trends up in margin from the first half to the second half, so it's not a doubling of that margin at all. Keeping in mind that we also had these challenges within these businesses that we talked about this morning, and you'll be able -- that headwind will be removed over time as well.

Chuck Gordon:    Yes, I think the fundamental core of the business, which is certainly the CIPP business in North America, remains fundamentally very strong. I think the margins will be about what they've been historically. We have made some investments to grow that business geographically that'll bring the margin down a little bit, but the challenge in that business is really to -- we have to remove the drag that Australia, Denmark and Fyfe North America created. That really is the drag that has to be addressed and we are doing that with the actions that we've taken with Fyfe. Certainly, we've set the table correctly for Denmark, and like we mentioned a little bit earlier in the call, we've got to address Australia. It's just a bit too early for us to explain exactly what we're going to do over there, but certainly, during the month of August we'll have a long-term plan for Australia also.

James Maxwell:    So can you get to sort of back to a 10 percent level in 2018?

Chuck Gordon:    Yes, I think we'll be in the very high single digits and potentially into the double-digit range in '18.

Operator:    Our next questions comes from Tate Sullivan with Sidoti.

Tate Sullivan:    Really a follow-up to an earlier question. Is your guidance for '19, for EPS growth from '17 to '19 in the low to mid-double digits? What is the baseline for that? Did you mention earlier the baseline is excluding the Shell Appomattox project from '17?

Chuck Gordon:    No, our baseline is really starting with 2016 earnings per share. That's our baseline and we expect to maintain the outlook that we have for 2019. We've maintained that, and certainly the actions we've outlined this morning help us do that.

Operator:    (Operator Instructions) I'm showing no further questions at this time. I'd like to turn the call back over to Chuck Gordon for any closing remarks.

Chuck Gordon:    Again, thank you for joining us. The actions we announced today are consistent with our strategic focus in the markets that best fit our market leading capabilities, as is reflected in the strong backlog position as we enter the second half of the year, but we can't be successful without sales and execution excellence and we fell short of that in the first half of 2017. I'm confident we'll resolve these issues, put them behind us and restore earnings growth in 2018 and deliver on our three year financial targets. Thanks for joining us and please advise if you have any further questions. Thank you.

Operator:    Thank you. Ladies and gentlemen, this does conclude today's conference. Thank you for your participation and have a wonderful day. You may all disconnect.

END